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Robert H. Bergdolt     Direct Dial:  919-862-2216   E-Mail: rbergdolt@alston.com


                                  July 14, 2004


BNP Residential Properties, Inc.
301 South College Street, Suite 3850
Charlotte, NC 28202-6302


         Re: Legality of shares covered by Registration Statement on Form S-3 (File No. 333-113384)


Dear Ladies and Gentlemen:

         We have acted as counsel for BNP Residential Properties, Inc., a Maryland corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, up to $60 million of the Company's equity securities. The Company presently intends to use the Registration Statement to issue and sell 1,420,000 shares (the "Shares") of its common stock, par value $0.01 per share, pursuant to and in accordance with the terms of (i) the Purchase Agreement, dated as of July 14, 2004 (the "Purchase Agreement"), by and among the Company and each of the Purchasers listed on Schedule A thereto and each Investment Adviser listed under the heading "Investment Advisers" on the signature pages thereto, and (ii) the Placement Agreement, dated July 14, 2004 (the "Placement Agreement"), by and among the Company and Cohen & Steers Capital Advisors, LLC.

         We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We are familiar with the proceedings taken in connection with the authorization and issuance of the Shares and for the purpose of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

         Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Company has the authority pursuant to its charter to issue the Shares, and the Shares will be duly authorized, validly



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BNP Residential Properties, Inc.
July 14, 2004
Page 2


issued, fully paid and non-assessable when issued as contemplated by the Purchase Agreement and the Placement Agreement.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us and this opinion under the heading "Legal Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.


                                  ALSTON & BIRD LLP



                                  By:  /s/ Robert Bergdolt
                                       -------------------------------------
                                       Robert H. Bergdolt, Partner



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